EXHIBIT 99.1

Capstone Therapeutics Announces Operational Update

TEMPE, Ariz., Jan. 20, 2012 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS) (the "Company") announced today additional steps it has taken to preserve cash and move toward winding down operations.

Capstone will cease clinical development of AZX100, its principal drug candidate, in dermal scarring. Certain pre-clinical, manufacturing and regulatory projects related to AZX100 that are either required from a statutory perspective or are under contract will continue to their completion.

The Company also intends to cease all activities related to the development of TP508, its other drug candidate, and return the patent and other intellectual property it owns related to TP508 to the original licensor, the University of Texas Medical Branch at Galveston, Texas. Following the return of the intellectual property, the Company will no longer have any interest in or rights to TP508.

In addition, in light of the Company's reduced activities, Capstone has reduced the size of its board of directors from six members to three, and in connection with this, directors Robert Spiegel, MD, William Wardell, MD, PhD and Augustus White, III, MD, PhD have resigned, effective January 17, 2012.

"Capstone initiated its cash-preserving 'hibernation' mode in October 2011," said Jock Holliman, Executive Chairman. "Because we have not yet secured a development partner for AZX100 in dermal scarring, we are now further reducing our operations to preserve cash. We presently have four employees and several part-time consultants, most of whom will terminate as their wind down projects are completed in coming months. Capstone remains a publicly-traded company, subject to the regulations and reporting requirements of the Securities and Exchange Commission. Accordingly, we must maintain a financial reporting and securities compliance capability and will incur costs associated with these obligations.

"During the near term, we intend to continue our efforts to create shareholder value through a development partnership or other strategic transaction. However, until the resolution of the ongoing qui tam litigation, Capstone is limited in its ability to execute a strategic corporate transaction and restricted in its ability to return remaining cash to stockholders."

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2010, and other documents we file with the U.S. Securities and Exchange Commission.

The Capstone Therapeutics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5429

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CONTACT: Dana B. Shinbaum
         (602) 286-5520